Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE ANNOUNCES $5.0 MILLION SPONSORED RESEARCH AGREEMENT
WITH BOSTON BIOMEDICAL, INC.
Dr. Chiang Li, ArQule’s Former Chief Scientific Officer, To Lead New Company

Woburn, MA, January 29, 2006 — ArQule, Inc. (NASDAQ: ARQL) and the chairman of its scientific advisory board, Dr. Chiang J. Li, today announced a $5.0 million sponsored research agreement with the newly established Boston Biomedical, Inc. (BBI), an independent corporation. ArQule and Dr. Li have agreed that he will transition to the position of chief executive officer of BBI from his role as chief scientific officer of ArQule.  Dr. Li will serve as the chairman of ArQule’s scientific advisory board but will not be an officer or employee of ArQule. Approximately 26 former employees of ArQule will join Dr. Li at BBI.

BBI will conduct scientific research under an eight-month contract with ArQule that will include a number of in vivo and in vitro studies, reports and publications related to mechanisms of action and biomarkers for ArQule’s lead products, which are in human clinical trials.  These products include ARQ 197, a small molecule inhibitor of the c-Met receptor tyrosine kinase, and ARQ 501 and ARQ 171, products generated from the Company’s Activated Checkpoint Therapy® program.  ArQule will retain all intellectual property and technology rights related to research conducted by BBI employees under their contract. ArQule is not taking an equity position in BBI.

“The establishment of BBI is a natural consequence of ArQule’s growth into a clinical-stage company,” said Dr. Stephen A. Hill, president and chief executive officer of ArQule.   “We are pleased to retain access to the expertise of Dr. Li and the staff at BBI while recognizing that their capabilities can be best applied within a structure that is focused on the scientific aspects of biological pathways. Longer term, this decision will also result in cost savings to ArQule.

“Our internal discovery and pre-clinical groups will continue to optimize and advance our existing and new product candidates toward IND (Investigational New Drug) filing and clinical testing,” said Dr. Hill.  “These candidates are directed toward a number of significant molecular targets that we believe play critical roles in the development of human cancers.”

- more -

ArQule/2

“It has been an exciting experience to work with Dr. Hill in leading the transformation of ArQule from a service-oriented business into an R&D-focused company,” said Dr. Li.  “This is a great pre-emptive growth strategy as ArQule matures into a development-focused company.  I look forward to continuing my scientific leadership role at ArQule as chairman of the scientific advisory board and through the research collaboration, and I am excited by the opportunity to create a future for drug discovery scientists at Boston Biomedical.”

About ArQule

ArQule, Inc. is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are designed to affect key biological processes that are central to cancer. ArQule’s lead clinical-stage products have been generated from two scientific platforms.  The first of these, Activated Checkpoint Therapy® (ACT), is designed to kill cancer cells selectively while sparing normal cells through direct activation of DNA damage response/checkpoint pathways. The Company’s lead ACT program, based on the E2F1 pathway, is partnered with Roche. ArQule’s second cancer platform, Cancer Survival Protein modulation, has generated a clinical-stage product designed to inhibit a molecule known as c-Met, which plays multiple roles in cancer cell growth, survival, invasion, angiogenesis and metastasis.  For more information, please visit www.arqule.com.

This press release contains forward-looking statements regarding ArQule’s drug discovery and development activities, the company’s organic growth and future relations with BBI. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. Drug discovery and development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  There can be no assurance that ArQule’s drug discovery efforts will lead to viable pre-clinical drug candidates for development.  ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. Moreover, signs of toxicity, failure to show efficacy in the laboratory or in animals, costs associated with development, or competition, among other things, could cause a pre-clinical drug program to be discontinued. ArQule’s contract with BBI is limited in duration and BBI is an independent company.  There can be no assurance that BBI will successfully complete activities under the agreement with ArQule or that the relationship between BBI and ArQule will continue beyond the duration of the contract.    For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

# # #